Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

REPUBLIC SERVICES, INC.

BRONCO ACQUISITION CORP.

and

US ECOLOGY, INC.

dated as of February 8, 2022

THIS FORM OF AGREEMENT IS SUBJECT TO REVISION BY THE COMPANY AT ANY TIME. THIS FORM OF AGREEMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF (OR ITS AFFILIATE) WITH RESPECT TO THE SUBJECT MATTER HEREOF. This form of agreement is not intended to create, nor will it create, a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to and executed by the parties hereto.

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Section 3.12.	Company Employee Plans and Company Employees	22

(continued)

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Section 8.09.	Severability	73

Section 8.10.	Assignment	73

Section 8.11.	Remedies Cumulative	73

Section 8.12.	Specific Performance	73

Section 8.13.	Counterparts; Effectiveness	74

Section 8.14.	Deliveries	74

Section 8.15.	Disclosure Letters	74

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of February 8, 2022 by and among US Ecology, Inc., a Delaware corporation (the “Company”), Republic Services, Inc., a Delaware corporation (“Parent”), and Bronco Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Merger

Section 1.01.      The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02.        Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the third Business Day following the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by electronic exchange of documents and signatures, unless otherwise agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03.        Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04.        Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05.        Certificate of Incorporation; Bylaws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.06(a) [D&O Indemnification], thereafter amended in accordance with the terms thereof and applicable Law; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until, subject to Section 5.06(a) [D&O Indemnification], thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

Section 1.06.        Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
Effect of the Merger on Capital Stock; Payment for Shares

Section 2.01.         Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)            Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)            Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $48.00 in cash, without interest (the “Merger Consideration”).

(c)            Cancellation of Shares. At the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(b) will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03 [Dissenting Shares], each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 [Surrender and Payment].

(d)            Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02.        Surrender and Payment.

(a)            Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. In connection therewith, Parent shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At the Closing, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares under Section 2.01(b) (for the avoidance of doubt, other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); (B) Dissenting Shares and (C) Company Restricted Shares, which, for the avoidance of doubt, will be treated in accordance with Section 2.07) (the “Payment Fund”) in amounts and at the times necessary for such payments. If as a result of investment losses the Payment Fund is inadequate to pay the amounts to which holders shall be entitled under Section 2.01(b), Parent shall take all reasonable steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time (but in any event not later than the third Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b)            Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)            Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States; (ii) short-term commercial paper rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation; (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)            Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such transfer tax has been paid or is not payable.

(e)            Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(f)            Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of shares of Company Common Stock 12 months after the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, Parent), upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(g)            Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.03.        Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01 [Effect of Merger on Capital Stock], shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.04.        Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company to the extent permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.05.        Withholding Rights. Each of the Paying Agent, Parent, the Company, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate Tax Governmental Entity by the Paying Agent, Parent, the Company, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, the Company, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06.         Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II as if such lost, stolen or destroyed Certificate had been delivered.

Section 2.07.        Treatment of Stock Options and Other Stock-Based Compensation.

(a)            Company Stock Options.

(i)            At the Effective Time, each Company Stock Option with an exercise price per share of Company Common Stock less than the Merger Consideration that is outstanding immediately prior to the Effective Time, whether vested or unvested (each, a “Cash-Out Option”), shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be cancelled and thereafter entitle the holder of such Cash-Out Option to receive in exchange therefor an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to (x) the number of shares of Company Common Stock subject to the Cash-Out Option multiplied by (y) the excess of the Merger Consideration over the per-share exercise price of such Cash-Out Option.

(ii)            At the Effective Time, each Company Stock Option that is not a Cash-Out Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled without any consideration paid to the holder thereof.

(b)            Performance Stock Units. At the Effective Time, each PSU outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be cancelled and thereafter entitle the holder of such PSU to receive in exchange therefor an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to (x) the number of shares of Company Common Stock equal to the greater of (i) the target number of shares of Company Common Stock with respect to such PSU as defined and set forth in the applicable award agreement and (ii) the number of shares of Company Common Stock determined based upon the actual level of achievement through the latest practicable date prior to the Effective Time, as reasonably determined by the Compensation Committee of the Company Board prior to the Effective Time multiplied by (y) the Merger Consideration.

(c)            Treatment of RSUs. At the Effective Time, each RSU outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be cancelled and thereafter entitle the holder of such RSU to receive in exchange therefor an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to (x) the number of shares of Company Common Stock subject to such RSU multiplied by (y) the Merger Consideration.

(d)            Treatment of Company Restricted Shares. At the Effective Time, each Company Restricted Share Award outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be cancelled and thereafter entitle the holder of such Company Restricted Share to receive in exchange therefor an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to (x) the number of shares of Company Common Stock subject to such Company Restricted Share multiplied by (y) the Merger Consideration.

(e)            Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be canceled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Award that will not trigger a Tax or penalty under Section 409A of the Code.

(f)            Payments in Respect of Company Equity Awards. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay any payments hereunder in respect of a Company Equity Award through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Equity Award (other than non-employee service providers) within five Business Days following the Effective Time (or, if not reasonably practicable, at the next scheduled normal payroll date). If any payment owed to any such holder of any Company Equity Award pursuant to Section 2.07(a)(i) [Company Stock Options], Section 2.07(b) [Performance Stock Units], Section 2.07(c) [RSUs] or Section 2.07(d) [Restricted Stock], as applicable, cannot or should not be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation shall issue a check for such payment to such holder (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld), which check shall be sent by courier to such holder promptly following the Effective Time (but in no event more than ten Business Days thereafter).

(g)            Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee or other consents) that may be necessary to effectuate the provisions of this Section 2.07.

Section 2.08.        Treatment of Warrants. At the Effective Time, and in accordance with the terms of each warrant to purchase shares of Company Common Stock governed by that certain Assignment, Assumption and Amendment to the Warrant Agreement between the Company and Contingent Stock Transfer & Trust Company, dated as of November 1, 2019 (the “Warrant Agreement” and such warrants, the “Warrants”) and that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder off any such Warrant, Parent shall cause the Surviving Corporation to issue a replacement warrant to each holder thereof that complies with and satisfies the applicable terms and conditions of the Warrant Agreement, providing that such replacement warrant shall be exercisable for an amount in cash, without interest, determined in accordance with the Warrant Agreement.

ARTICLE III
Representations and Warranties of the Company

Except (a) as disclosed in all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case filed or furnished by it with the SEC (collectively, the “Company SEC Documents”) since January 1, 2021 and at least two Business Days prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); provided, that this clause (a) shall not apply to the representations and warranties set forth in Sections 3.01 [Organization; Standing and Power; Governing Documents; Subsidiaries], 3.02 [Capital Stock], 3.03 [Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes], 3.10 [Brokers’ and Finders’ Fees], 3.18 [Anti-Corruption Matters] or 3.19 [Fairness Opinions], or any representation and warranty that calls for a list of responsive items; or (b) as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01.        Organization; Standing and Power; Governing Documents; Subsidiaries.

(a)            Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Governing Documents. The Company has delivered or made available to Parent a true and correct copy of its Governing Documents. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Governing Documents.

(c)            Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date of this Agreement and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company (i.e., with respect to which the Company does not directly or indirectly own all of the Company Subsidiary Securities of such Subsidiary): (i) the holders of all such Company Subsidiary Securities and (ii) the percentage of Company Subsidiary Securities owned by the Company or one or more of its Subsidiaries. All of the outstanding Company Subsidiary Securities have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by generally applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries set forth on Section 3.01(c)(i) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02.        Capital Structure.

(a)            Capital Stock. The authorized capital stock of the Company consists of: (i) 75,000,000 shares of Company Common Stock; and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the close of business on January 31, 2022: (A) 31,269,826 shares of Company Common Stock were issued and outstanding (including 110,564 Company Restricted Shares, but not including shares held in treasury); (B) 242,498 shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; and, except as set forth on Section 3.02(a) of the Company Disclosure Letter, since January 31, 2022 and through the date of this Agreement, no additional Company Securities have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards on their terms as of January 31, 2022. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any Company Securities.

(b)            Stock Awards.

(i)            As of the close of business on January 31, 2022, an aggregate of 1,882,899 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the close of business on January 31, 2022, (A) 62,178 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Restricted Stock awards, (B) 546,594 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, (C) 208,044 shares of Company Common Stock were reserved for issuance pursuant to outstanding RSUs and (D) 115,563 shares of Company Common Stock were reserved for issuance pursuant to outstanding PSUs (calculated at target performance in accordance with the terms of the applicable award agreement). From the close of business on January 31, 2022, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans, except for shares of Company Common Stock issued pursuant to the exercise of Company Stock Options or the vesting or settlement of RSUs and PSUs, in each case in accordance with the terms of the Company Stock Plans. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; and (E) the applicable vesting schedule thereof. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable. Each outstanding Company Stock Option has an exercise price that is no less than the fair market value of the shares of Company Common Stock underlying such Company Stock Option on the grant date.

(ii)            Other than the Company Equity Awards set forth in Section 3.02(b)(i) and the Warrants set forth in Section 3.02(c), as of the date of this Agreement, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of or other ownership interests in the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of or other ownership interests in (or securities convertible into or exchangeable for shares of capital stock of or other ownership interests in) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company (the items in clauses (A), (B), and (C), together with the capital stock of, voting securities or other ownership interests in the Company, being referred to collectively as “Company Securities”).

(iii)            There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)            Voting Debt; Warrants. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”). As of the date of this Agreement, an aggregate of: 3,772,753 shares of Company Common Stock are subject to, and 3,772,753 shares of Company Common Stock are reserved for issuance upon exercise of, the Warrants (each of which have an exercise price of $58.67).

(d)            Company Subsidiary Securities. As of the date of this Agreement, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03.        Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)            Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock (or any other Company Securities or Company Subsidiary Securities) necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)            Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Governing Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under or give to any Liability or third party any rights of termination, amendment, alteration, acceleration, payment or cancellation, or require any Consent under, any Contract or Permit to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date of this Agreement; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (iii) and (iv), for any breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)            Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to or action by (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body (including self-regulatory organizations) exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NASDAQ Stock Market LLC (“Nasdaq”); (v) the other Consents of Governmental Entities listed in Section 3.03(c) and Section 3.14(b) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)            Board Approval. The Company Board, by resolutions duly adopted by a vote at a meeting of the directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(e)            Anti-Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.04.         SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)            SEC Filings. Since January 1, 2019 (the “Applicable Date”), the Company has timely filed with or furnished to, as applicable, the SEC all Company SEC Documents required to be filed or furnished by it with the SEC. True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). As of their respective filing dates and, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b)            Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents since the Applicable Date: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material). The financial statements reflect all impairment losses or charges that are required or permitted to be taken under GAAP for all assets and businesses of the Company and its Subsidiaries as of the date hereof.

(c)            Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d)            Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e)            Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since September 30, 2021 in the Ordinary Course of Business (excluding, for the avoidance of doubt, violations of law, torts, breaches and infringement); or (iii) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)            Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g)            Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(h)            Accounting, Securities, or Other Related Complaints or Reports. Since the Applicable Date: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

Section 3.05.       Absence of Certain Changes or Events. Since September 31, 2021, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the Ordinary Course of Business in all material respects and there has not been or occurred:

(a)            any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)            any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01 [Conduct of Business of the Company], other than Section 5.01(e); or

(c)            any casualty loss that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.06.       Taxes.

(a)            Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time of no more than six months to file Tax Returns obtained in the Ordinary Course of Business. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the Ordinary Course of Business.

(b)            Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company employee, creditor, customer, stockholder, or other party and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c)            Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(d)            Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(e)            Tax Jurisdictions. No material claim has ever been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(f)            Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g)            Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) has been a member of an “affiliated group” (as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law)) filing a consolidated federal income Tax Return other than such an affiliated group the common parent of which is the Company (or any predecessor thereto); ; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, is bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(h)            Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(i)            Inclusion of Additional Income. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) adjustment under Section 481(a) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law) by reason of a change in method of accounting prior to the Closing for a taxable period (or portion thereof) ending on or prior to the Closing, (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law), entered into on or prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law) entered into or created on or prior to the Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing or (v) deferred revenue or prepaid amount received on or prior to the Closing.

(j)            Listed Transactions. Neither the Company nor any of its Subsidiaries has entered into, or participated in, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)            Section 965(h). The Company made the election under Section 965(h) of the Code, but there is no outstanding “net tax liability” for purposes of Section 965(h) of the Code.

(l)            CARES Act. Neither the Company nor any of its Subsidiaries has (i) deferred any Taxes under Section 2303 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended, or (iii) applied for or received any loan under the Paycheck Protection Program under the CARES Act (or, in each case, any similar provision of U.S. or non-U.S. Law.

Section 3.07.       Intellectual Property.

(a)            Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all registrations or applications with any Governmental Entity for the following that constitutes Company-Owned IP: (i) patents, (ii) trademarks, (iii) copyrights and (iv) internet domain names.

(b)            Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company-Owned IP and to protect and preserve the confidentiality of all trade secrets included in the Company-Owned IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There exist no restrictions on the disclosure, use, license or transfer of the Company-Owned IP and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company-Owned IP, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            Non-Infringement; Legal Actions. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated any Intellectual Property of any other Person; and (ii) to the Company’s Knowledge, no third party has infringed upon, violated, or misappropriated any Company-Owned IP. Neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened Legal Action (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any other Person or (B) challenging the legality, validity, enforceability, use or ownership of any Company-Owned IP.

(e)            Company IT Systems. Since the Applicable Date, there has been no failure or cyberattack of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company IT Systems operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)            Privacy and Data Security. Except as disclosed in Section 3.07(f) of the Company Disclosure Letter, the Company and each of its Subsidiaries has complied with all applicable Privacy and Data Security Obligations in the operation of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor its Subsidiaries has: (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Information in their possession or control that required notification to any Person; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ actual, alleged, or suspected violation of any applicable Privacy and Data Security Obligation in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08.       Compliance; Permits.

(a)            Compliance. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are and, since the Applicable Date, have been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound (and, to the Knowledge of the Company, since the Applicable Date, is not and has not been under investigation with respect to any potential violation of any Applicable Law). Since the Applicable Date, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b)            Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date of this Agreement, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is and, since the Applicable Date has been, in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)            The Company, each of its Subsidiaries, and each of their respective directors, officers and, to the Knowledge of the Company, employees and agents, are, and since the Applicable Date have been, in compliance in all material respects with all economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State (collectively, “Sanctions”) and all applicable export controls laws.

(d)            None of the Company or any of its Subsidiaries, or any director or officer, or, to the Company’s Knowledge, any Affiliate or representative of the Company or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, the subject of any Sanctions or located, organized or resident in a country or region that is the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

Section 3.09.       Litigation. As of the date of this Agreement, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $1,000,000, (b) does not seek injunctive or other non-monetary relief, and (c) does not relate to or potentially impact the transactions contemplated hereby. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 3.10.       Brokers’ and Finders’ Fees. Except for fees payable to Barclays Capital, Inc. and Houlihan Lokey Capital, Inc. pursuant to the engagement letters listed in Section 3.10 of the Company Disclosure Letter, correct and complete copies of which have been provided to Parent’s legal advisors on an “outside counsel only” basis, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11.       Related Person Transactions. There are, and since the Applicable Date there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of the Company, on the other hand.

Section 3.12.       Company Employee Plans and Company Employees.

(a)            Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and each other material plan, program, policy, agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accident, death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each retention, change in control plan, program, policy arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries , or with respect to which the Company has or may have any Liability, other than any multiemployer plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), and other than governmental plans, programs or policies and any such plan, program or policy mandated by applicable Law (collectively, the “Company Employee Plans”).

(b)            Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all material Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements ; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c)            Company Employee Plan Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Employee Plan has been established, administered, and maintained in all respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles; (iv) other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened claims with respect to any Company Employee Plan; (v) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vi) each Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance with all applicable requirements of Section 409A of the Code.

(d)            Certain Company Employee Plans. Except as disclosed in Section 3.12(d)(i) of the Company Disclosure Letter, no Company Employee Plan is a plan that is subject to Title IV of ERISA. Except as disclosed in Section 3.12(d)(ii) of the Company Disclosure Letter, neither the Company nor any of its Affiliates sponsored, maintained, administered or contributed (or been obligated to contributed) to any such plan, including any Multiemployer Plan, in the past six years. Neither the Company nor any of its ERISA Affiliates has incurred any liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan (collectively, “MEPP Liability”) that remains outstanding as of the date hereof and, to the Company’s Knowledge, no circumstances exist that would reasonably be expected to result in any MEPP Liability (including as a result of the transactions contemplated by this Agreement) due to any actions or omissions taken by the Company or any of its ERISA Affiliates. Except as disclosed on Section 3.12(d)(iii) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates has received written notice of any Multiemployer Plan’s (x) “endangered status” or “critical status” (within the meaning of Section 432 of the Code) or (y) insolvency (within the meaning of Section 4245 of ERISA) or proposed or threatened termination. Except as would not reasonably be expected to result in material liability to the Company taken as a whole, all contributions, surcharges and premiums payments owed by the Company and its ERISA Affiliates with respect to each Multiemployer Plan have been paid when due. To the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in the Company or any of its ERISA Affiliates incurring MEPP Liability with respect to the International Union of Operating Engineers Local 825 Pension Plan, the International Union of Painters and Allied Trades Pension Plan or the International Union of Operating Engineers Local 324 Pension Fund prior to the Closing Date.

(e)            No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Laws.

(f)            Plan Amendments. There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, a Company Employee Plan which would reasonably be expected to increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

(g)            Effect of Transaction. Except as provided under this Agreement or pursuant to applicable Law, the consummation of the Merger alone, or in combination with any other event, (i) will not give rise to any liability under any Company Employee Plan, (ii) accelerate the time of payment or vesting or increase the amount, or require the funding, of compensation or benefits due to any current or former Company employees or their beneficiaries or (iii) limit or restrict the right of the Company or any of its Subsidiaries, or, after the Closing, Parent, to merge, amend or terminate any Company Employee Plan.

(h)            No Gross-Ups. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

(i)            Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements, including regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, worker classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, payroll taxes, and immigration with respect to Company employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.12(i) of the Company Disclosure Letter, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has made an allegation of sexual or similar harassment against an officer of the Company or any of its Subsidiaries since the Applicable Date.

(j)            Labor. Except as disclosed in Section 3.15(a)(viii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, or bound by, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations and, to the Knowledge of the Company, none of the Company’s employees is represented by any such employee representative body with respect to such Company employee’s employment with the Company or any of its Subsidiaries. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending or threatened. To the Knowledge of the Company, there is no organizing activity, election petition, union card signing campaign, or other union activity, by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company employees. Except as disclosed in Section 3.12(j) of the Company Disclosure Letter, there are no Legal Actions or government investigations pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company employee or applicant for employment, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

Section 3.13.       Property Matters.

(a)            Owned Real Estate. The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Company Disclosure Letter contains a true and complete list by address of the Owned Real Estate as of the date of this Agreement. Neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) other than to Parent, has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of the Company threatened, condemnation proceeding affecting any Owned Real Estate or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)            Leased Real Estate. Section 3.13(b)(i) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date of this Agreement for each such Leased Real Estate (including the date and name of the parties to such Lease document) with a monthly base rent in excess of $16,400.00. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 3.13(b)(ii) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.

(c)            Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other assets and rights (whether tangible or intangible) owned, leased, or used or held for use by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14.       Environmental Matters.

(a)            Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            Compliance with Environmental Laws. The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of and compliance with Environmental Permits.

(ii)            No Release of Hazardous Substances. No Hazardous Substances have been Released by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person on, at, under, in or from (A) any real property or facility currently or (during the time owned, leased or operated by the Company, any of its Subsidiaries or any of their respective predecessors) formerly owned, leased, or operated by or (B) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case the Company or any of its Subsidiaries (or any of their respective predecessors).

(iii)            No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received any unresolved written notice, notification, demand, request for information, citation or summons, and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case alleging that the Company or any Subsidiary (or any of their respective predecessors) has any Liability under or has not complied with any Environmental Law or Environmental Permit. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any Liability with respect to any of the foregoing, except to the extent such Order, settlement agreement or other written agreement has been fully resolved without any outstanding obligations or Liabilities.

(iv)            No Liabilities. There are no Liabilities of the Company or any of its Subsidiaries (other than Liabilities that are reflected or reserved against in the Company Balance Sheet (including in the notes thereto)) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under any Environmental Law or Environmental Permit.

(v)            Environmental Reports. The Company has made available to Parent complete and accurate copies of all environmental assessment and audit reports and studies prepared since the Applicable Date that relate to the Company or its Subsidiaries (or any of their respective predecessors), in each case that are in the Company’s possession, custody or control.

(b)            Except as set forth on Section 3.14(b) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby requires no material filings or notifications to be made or material actions to be taken pursuant to any Environmental Permit or Environmental Law, including (1) the New Jersey Industrial Site Recovery Act and the Connecticut Property Transfer Law and (2) any financial assurance, bond, letter of credit or similar instrument required for the operations of the Company or its Subsidiaries under any Environmental Law or Environmental Permit.

Section 3.15.       Material Contracts.

(a)            Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii)            any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Affiliates) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(iii)            any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries of assets or capital stock or other equity interests of any Person, in each case, with a fair market value in excess of $500,000, other than where the Company and its Subsidiaries have no surviving payment or other material obligations thereunder (other than customary confidentiality obligations);

(iv)            any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(v)            any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Affiliates to conduct business on an exclusive basis or to comply with a “most favored nation” or similar covenant with any third party;

(vi)            any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(vii)            any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to all obligations or undertakings: (A) for borrowed money, whether as borrower or lender other than (1) accounts receivables and payables incurred in the Ordinary Course of Business, and (2) loans to direct or indirect wholly-owned Subsidiaries of the Company; (B) evidenced by bonds, debentures, notes or similar instruments; (C) pursuant to securitization or factoring programs or arrangements; (D) pursuant to guarantees of any indebtedness of any other Person (other than between or among any of the Company and its wholly-owned Subsidiaries); (E) relating to swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (F) capitalized or financing leases or (G) relating to letters of credit and bank guarantees;

(viii)            any employee collective bargaining agreement or other Contract with any labor union;

(ix)            any Company IP Agreement;

(x)            is a Contract with respect to a Top Customer;

(xi)            is a Contract with respect to a Top Vendor;

(xii)            any Contract providing for indemnification by the Company or any its Subsidiaries, other than indemnification agreements with officers and directors in substantially the form filed as Exhibit 10.17 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 and indemnification obligations entered into with commercial counterparties or service providers in the Ordinary Course of Business;

(xiii)            any Contract containing any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever; or

(xiv)            any other Contract under which the Company or any of its Subsidiaries is obligated to or would reasonably be expected to make payment or incur costs in excess of $500,000 in any year or $1,000,000 over the term of the Contract and which is not otherwise described in clauses (i)–(xii) above.

(b)            Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto (other than purchase orders and invoices imposing no obligations on the Company other than customary payment or delivery terms).

(c)            No Breach. (i) All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.

(d)            Government Contracts. None of the Company or any of its Subsidiaries is in violation or breach of the terms of any Government Contract; all representations and certifications made by the Company or any of its Subsidiaries with respect to any Government Contract were accurate and complete in all material respects as of their effective date; no reasonable basis exists to give rise to a claim for fraud in connection with any Government Contract including under the United States civil or criminal False Claims Act; the Company and its Subsidiaries have complied in all material respects with the terms and conditions of each Government Contract and related Applicable Laws including all provisions and laws regarding small business subcontracting and utilization, subcontracting plans, affirmative action, protection and security of personal data or data of a Governmental Entity, kickbacks, illegal gratuities, pricing and other provisions; neither the Company nor any of its Subsidiaries have not received a cure notice, show cause notice, civil investigative demand or had a Government Contract terminated for default or convenience, have not been threatened with termination for default, or notified of a breach of contract; and Seller or any of its Subsidiaries, its officers, employees, or, to the knowledge of the Company, agents or Representatives, is not or has not been suspended or debarred from doing business with any Governmental Entity, and, to the knowledge of the Company, there are no circumstances that would reasonably be expected to become a basis for any of the foregoing. None of the Company or any of its Subsidiaries (i) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is owned or used by any Governmental Entity or (ii) has borrowed from or lent any technology to, is indebted to or has borrowed money from or lent money to, any Governmental Entity.

Section 3.16.       Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date of this Agreement are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Section 3.16 of the Company Disclosure Letter sets forth all material insurance policies held by the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy; and (iii) no material open claims for which insurers have denied coverage exist.

Section 3.17.       Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, forms of proxy and other documents (collectively, the “Company Proxy Statement”) to be filed with the SEC in connection with the Merger, will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.18.       Anti-Corruption Matters. None of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iii) made any other unlawful payment under or otherwise violated any applicable Law relating to anti-corruption, bribery, or similar matters. Since the Applicable Date, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19.       Fairness Opinions. The Company has received the opinion of each of Barclays Capital, Inc. and Houlihan Lokey Capital, Inc. to the effect that, as of the date of each such opinion and based upon and subject to the qualifications, limitations, conditions and assumptions set forth therein and other matters considered in preparation thereof, the Merger Consideration to be offered to the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinions have not been withdrawn, revoked, or modified.

Section 3.20.       No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III [Representations and Warranties of the Company] (including the related portions of the Company Disclosure Letter), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company or any other information made available in the Data Room, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01.       Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02.       Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)            Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)            Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or bylaws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, alteration, acceleration, payment or cancellation, or require any Consent under, any Contract or Permit to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date of this Agreement; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (iii), and (iv), for any breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c)            Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the New York Stock Exchange; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d)            Board Approval.

(i)            The board of directors of Parent by written consent, not subsequently rescinded or modified in any way, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s stockholders, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(ii)            The board of directors of Merger Sub by written consent of the sole director of Merger Sub and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

(e)            Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to Parent is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.03.       Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the time such Proxy Statement is filed with the SEC in definitive form, or at the time it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

Section 4.04.       Legal Proceedings. As of the date of this Agreement, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, by or before any Governmental Entity, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.05.       Ownership of Company Common Stock. Except for 100 shares of Company Common Stock owned directly by Parent, neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock.

Section 4.06.       U.S. Citizenship. As of the date hereof, to the Knowledge of Parent, each of Parent and Merger Sub is a U.S. Citizen eligible to document a vessel under the U.S. flag under 46 U.S.C. § 12103 (b).

Section 4.07.       Solvency. Immediately after giving effect to the Transactions and giving effect to the Financing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall (a) be able to pay their respective debts as they become due and (b) have adequate capital to carry on their respective businesses.

Section 4.08.       Brokers. Except for fees payable to Moelis & Company LLC, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.

Section 4.09.       Financial Capability. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 4.10.       Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and Parent and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE III. Without limiting the generality of the foregoing, except as expressly given by the Company in ARTICLE III, Parent and Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Parent, Merger Sub, or any of their respective Representatives (including in the Data Room, management presentations or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated by this Agreement).

ARTICLE V
Covenants

Section 5.01.       Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly required by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law or any COVID Action (provided, that prior to taking any COVID-19 Action, the Company shall provide advance notice to and consult with Parent in good faith with respect thereto), or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), conduct its business in all material respects in the Ordinary Course of Business and use its reasonable best efforts to (i) preserve intact its present business organization and maintain its material existing business relations and goodwill, in each case consistent with its operations in the Ordinary Course of Business, (ii) maintain in effect all material Permits and (iii) incur capital expenditures with respect to landfills in the Ordinary Course of Business. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)            amend or propose to amend its Governing Documents;

(b)            enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(c)            (i) adjust, split, combine subdivide or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, authorize, establish a record date for, set aside, or pay any dividend or distribution (whether in cash, stock, property, any combination thereof or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries) (in each case, other than for the acquisition of shares of Company Common Stock tendered by Company employees in satisfaction of Taxes related to (x) the issuance of shares of Company Common Stock upon the exercise of any Company Stock Option in accordance with the terms of the applicable award agreement as of the date hereof or (y) the issuance of shares of Company Common Stock upon the settlement of any RSUs and PSUs in accordance with the terms of the applicable award agreement as of the date hereof);

(d)            issue, deliver, sell, grant, confer, award, authorize the insurance, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Stock Option in accordance with the terms of the applicable award agreement as of the date hereof, (ii) the issuance of shares of Company Common Stock upon the settlement of any RSUs and PSUs in accordance with the terms of the applicable award agreement or (iii) the issuance of shares of Company Common Stock upon exercise of any Warrant that is outstanding as of the date of this Agreement in accordance with the terms of the applicable Warrant as of the date hereof;

(e)            except as required by applicable Law or the terms of any Company Employee Plan in effect as of the date of this Agreement and set forth on Section 3.12(a) of the Company Disclosure Letter: (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees (except for increases in base compensation to employees with base compensation of less than $175,000 in the Ordinary Course of Business that do not exceed six percent (6%) in the aggregate), (ii) establish, adopt, amend (other than de minimis amendments) or terminate any Company Employee Plan, except as otherwise permitted by subclause (iv) of this Section 5.01(e), (iii) hire or terminate without cause any director, officer or employee with base compensation of more than $175,000 other than the hiring or promotion in the Ordinary Course of Business to fill vacancies or positions that are being recruited for as of the date of this Agreement, (iv) enter into or amend any employment, consulting, severance, retention, change in control, termination pay, retirement, deferred compensation, transaction bonus or similar agreement or arrangement; provided, that the Company and its Subsidiaries may (A) enter into or amend existing offer letters (pursuant to the Company’s standard form of employee offer letter as set forth on Section 3.12(a) of the Company Disclosure Letter) with terms and conditions otherwise not prohibited by anything contained in this Agreement (including this Section 5.01(e)) or (B) enter into separation or severance agreements that provide for severance or other termination-related payments or benefits to which a separating employee is entitled pursuant to the terms of a Company Employee Plan in effect as of the date of this Agreement that provides for severance or other termination-related payments or benefits and is set forth on Section 5.05(b) of the Company Disclosure Letter, (v) establish, adopt, enter into or amend any collective bargaining agreement, (vi) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any equity or equity-based awards held by, any current or former director, officer or employee or (v) take any action that would reasonably be expected to lead to the imposition of MEPP Liability;

(f)            incur any capital expenditures or any obligations or liabilities in respect thereof inconsistent in the aggregate with the capital expenditure budget set forth on Section 5.01(f) of the Company Disclosure Letter (the “CapEx Budget”);

(g)            acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies and inventory in the Ordinary Course of Business;

(h)            (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment, or granting non-exclusive licenses under the Company-Owned IP to customers, in each case in the Ordinary Course of Business, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(i)            repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (i) in connection with the financing of ordinary course trade payables in the Ordinary Course of Business, (ii) drawing or repaying amounts in accordance with the terms of the Existing Credit Agreement in the Ordinary Course of Business not to exceed $1,000,000 in the aggregate and (iii) in respect of intercompany indebtedness between the Company and any wholly-owned Subsidiaries or among any wholly-owned Subsidiaries;

(j)            (i) enter into, amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), or fail to renew any Company Material Contract or any Contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement (other than entry into, or amendment of, Contracts of a type solely described in Section 3.15(a)(x), Section 3.15(a)(xi) or Section 3.15(a)(xiv) in the Ordinary Course of Business) or otherwise waive, release or assign any material rights, claims or benefits of the Company of any of its Subsidiaries or (ii) enter into any Contract that would be required to be scheduled against Section 3.03(b) if in existence as of the date hereof;

(k)            institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $500,000 in the aggregate (or that relates to the transactions contemplated hereby), other than any Legal Action brought by the Company against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(l)             make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(m)           (i) settle or compromise any material Tax claim, audit, or assessment for an amount in excess of the amount reserved or accrued on the Company Balance Sheet, (ii) make or change any material Tax election or change any annual Tax accounting period (iii) adopt or change any material method of Tax accounting, (iv) amend any material Tax Returns or file claims for material Tax refunds, (v) enter into any material closing agreement, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries or (vi) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than any such extensions or waivers automatically granted);

(n)            abandon, allow to lapse, sell, assign, transfer, grant any security interest in, or otherwise encumber, dispose of or fail to maintain, enforce or protect any Company-Owned IP, or grant any right or license to any Company-Owned IP other than pursuant to non-exclusive licenses granted to customers in the Ordinary Course of Business;

(o)            (i) take any action that would reasonably be expected to result in the cancellation of existing material insurance policies or insurance coverage of the Company or any of its Subsidiaries or (ii) fail to use reasonable best efforts to maintain in full force and effect existing material insurance policies (or substantially similar replacements thereto); provided, that in the event of a termination, cancellation or lapse of any material insurance policy, the Company shall use reasonable best efforts to promptly obtain replacement policies providing substantially comparable insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof;

(p)            engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

(q)            agree or commit to do any of the foregoing.

Section 5.02.         Access to Information; Confidentiality.

(a)            Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business, properties and financial and operating performance of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to (i) provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege, (ii) disclose competitively sensitive information prohibited by applicable Antitrust Laws other than subject to the proviso in Section 5.07(e), or (iii) contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention); provided, that any information covered by clause (ii) shall be made available to the other party on an “outside counsel only” basis. No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)            Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.02(a), shall be treated in accordance with the Confidentiality Agreement, dated January 11, 2022 between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03.         No-Shop.

(a)            No-Shop. Except as otherwise permitted by this Section 5.03, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall not authorize or permit its other Representatives to, directly or indirectly, (i) solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, including by (A) providing or furnishing to any Person (other than Parent and its Representatives) any information or data relating to the Company, any of its Subsidiaries or their respective businesses, properties or assets or (B) affording access to any personnel of the Company or its Subsidiaries to any Person (other than Parent and its Representatives), in each case, in connection with a Takeover Proposal; (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives) regarding any Takeover Proposal (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Takeover Proposal), including discussions (x) regarding the entry into any agreement to consummate any Takeover Proposal, (y) regarding the approval or endorsement of any Takeover Proposal or (z) in connection with any Takeover Proposal that would require the Company to abandon, terminate or fail to consummate the Merger or the transactions contemplated by this Agreement (except, in each case, to notify such Person as to the existence of the provisions of this Section 5.03(a)); (iii) grant a waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) under any pre-existing “standstill” or confidentiality provision in connection with the matters contemplated by clauses (i) or (ii) of this sentence; or (iv) agree or resolve to take, or take, any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Subject to Section 5.03(b) and Section 5.03(d), from the date of this Agreement, the Company shall, and cause its Subsidiaries and its and their respective directors, officers and employees to, and shall not permit or authorize its other Representatives to fail to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. For the avoidance of doubt, any breach of this Section 5.03 by a Representative of the Company shall be deemed a breach of this Section 5.03 by the Company as if such Representative was “the Company” hereunder.

(b)            Takeover Proposals. Notwithstanding the provisions of Section 5.03(a), the Company Board, directly or indirectly through its Subsidiaries or Representatives, may, prior to the receipt of the Requisite Company Vote, (i) engage in negotiations or discussions with any Third Party (including its Representatives) that has made an unsolicited bona fide written Takeover Proposal not resulting from or arising out of a breach of Section 5.03(a), and (ii) furnish nonpublic information or data relating to the Company or any of its Subsidiaries to any such Third Party (including, in each case, its Representatives) if, prior to so furnishing such information such Third Party has executed a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with terms no less favorable to the Company than those contained in the Confidentiality Agreement (including standstill obligations); provided, that the Company provides to Parent any non-public information that is provided to such Third Party that was not previously made available to Parent, promptly following the time it is provided to such Third Party (and in any event within 24 hours thereof); provided, further, that the Company Board shall be permitted to take an action described in the foregoing clauses (i) or (ii) if, and only if, the applicable Takeover Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law (and prior to taking such particular action, the Company Board has determined each of the foregoing in good faith by majority vote after consultation with outside legal and financial advisors).

(c)            Notices. Following the date of this Agreement, the Company shall promptly (and in any event within 24 hours of its receipt thereof) (i) notify Parent of any Takeover Proposal or any other written proposals or inquiries, that, to the Knowledge of the Company (which, for this purpose, will be deemed to include each member of the Company Board and each executive officer of the Company and will not be deemed to be only as of the date of this Agreement), is received by the Company or any of its Subsidiaries or Representatives, that would reasonably be expected to lead to a Takeover Proposal, which notice shall identify the material terms and conditions thereof, (ii) provide to Parent copies of any written documentation relating to such Takeover Proposal that is received by the Company from the Person (or from any Representatives of such Person) making such Takeover Proposal (or other written proposal or inquiry that would reasonably be expected to lead to a Takeover Proposal) and (iii) notify Parent in writing of any determination by the Company Board pursuant to Section 5.03(d)(iii). The Company shall keep Parent reasonably informed, on a prompt basis (but in no event later than 24 hours), of the status and any material developments regarding any such Takeover Proposal or any material changes to the material terms of any such Takeover Proposal.

(d)            Company Board Change of Recommendation.

(i)              Except pursuant to and in accordance with Section 5.03(d)(ii), the Company Board shall not (i) withdraw (or qualify, amend or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify, amend or modify in any manner adverse to Parent), the Company Board Recommendation; (ii) adopt, endorse, approve, recommend or declare advisable any Takeover Proposal; (iii) fail to recommend against acceptance of a tender offer or exchange offer that is a Takeover Proposal (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of the commencement of such tender offer or exchange offer (it being understood that the Company Board may refrain from taking a position with respect to a tender offer or exchange offer until 5:30 p.m., New York time, on the 10th Business Day after the commencement thereof, without such action (or inaction) constituting a Company Board Change of Recommendation), or (iv) refuse to affirm publicly the Company Board Recommendation following a reasonable written request by Parent to provide such reaffirmation (which request may only be made in connection with the public disclosure of a Takeover Proposal prior to the earlier of (A) ten calendar days following such request and (B) five Business Days prior to the Company Stockholders Meeting (each of clauses (i) through (iv), a “Company Board Change of Recommendation”).

(ii)             At any time prior to obtaining the Requisite Company Vote, Company Board may (A) effect a Company Board Change of Recommendation following a bona fide written Takeover Proposal that did not result from or arise out of a breach by the Company of this Section 5.03 if (1) such Takeover Proposal is a Superior Proposal and the failure to effect a Company Board Change of Recommendation would be inconsistent with the fiduciary duties required of the Company Board under applicable Law (and the Company Board has determined each of the foregoing in good faith by majority vote after consultation with outside legal and financial advisors) and (2) the Company complies with its obligations pursuant to Section 5.03(d)(iii), (B) following any such permitted Company Board Change of Recommendation, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law (and the Company Board has determined the foregoing in good faith by majority vote after consultation with outside legal and financial advisors) and the Company complies with Section 5.03(d)(iii) and, concurrently with entering into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company terminates this Agreement in accordance with the provisions of Section 7.04(a) [Alternative Acquisition Agreement in Respect of Superior Proposal] and pays the applicable Company Termination Fee pursuant to Section 7.06(b), or (C) effect a Company Board Change of Recommendation in response to an Intervening Event if (1) the failure to effect a Company Board Change of Recommendation would be inconsistent with the fiduciary duties required of the Company Board under applicable Law (and the Company Board has determined the foregoing in good faith by majority vote after consultation with outside legal and financial advisors) and (2) the Company complies with its obligations under Section 5.03(d)(iii).

(iii)            Prior to the Company Board effecting a Company Board Change of Recommendation pursuant to Section 5.03(d)(ii)(A), or causing the Company to terminate this Agreement for purposes of entering into an Alternative Acquisition Agreement pursuant to Section 5.03(d)(ii)(B), the Company shall have given Parent (A) at least four Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Takeover Proposal shall require a new notice and an additional three Business Day period) of the Company’s intention to take such action, which shall include a description of the terms and conditions of the Superior Proposal and (B) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing four Business Day period (or subsequent three Business Day period) to discuss the foregoing Superior Proposal and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that such Takeover Proposal would no longer constitute a Superior Proposal. Prior to the Company Board effecting a Company Board Change of Recommendation pursuant to Section 5.03(d)(ii)(C), the Company Board shall give Parent (A) at least four Business Days’ prior written notice of the Company’s intention to effect a Company Board Change of Recommendation in response to a Intervening Event, which shall include a description in reasonable detail of the applicable Intervening Event, and (B) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing four Business Day period to discuss the foregoing Intervening Event and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that the failure to effect a Company Board Change of Recommendation would no longer be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(iv)            Without limitation to the Company’s rights under this Section 5.03(d), the following actions shall not (in and of themselves) constitute a Company Board Change of Recommendation, or otherwise constitute a basis for Parent or Merger Sub to terminate this Agreement: (A) the determination, in and of itself, by the Company that a Takeover Proposal constitutes, or would reasonably be expected to result in a Superior Proposal; (B) the delivery, in and of itself, of a notice of a Company Board Change of Recommendation to Parent pursuant to Section 5.03(d)(iii); (C) any public disclosure of the actions described in clauses (A) or (B) required by applicable Law, so long as any such disclosure includes an express reaffirmation of the Company Recommendation; or (D) or the making, in and of itself, of a customary “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(e)            Permitted Disclosures. Nothing contained in this Agreement, but subject to Section 5.03(d) with respect to any Company Board Change of Recommendation, shall prohibit the Company or the Company Board from complying with its disclosure obligations under applicable Law or rules and policies of the NASDAQ, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders); provided, however, that this Section 5.03(e) shall not be deemed to permit the Company Board to make a Company Board Change of Recommendation except in accordance with Section 5.03(d).

(f)            Obligation of the Company to Terminate Existing Discussions. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Takeover Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information). The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable.

Section 5.04.         Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.

(a)            Company Stockholders Meeting. The Company shall take all action necessary in accordance with its Governing Documents and applicable Law to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement. Except to the extent that the Company Board shall have effected a Company Board Change of Recommendation as permitted by Section 5.03, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.03, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Parent and Merger Sub reasonably updated with respect to proxy solicitation results as requested Parent or Merger Sub. The Company shall have the right to (after good faith consultation with Parent), and shall at Parent’s request, postpone or adjourn the Company Stockholders Meeting (A) for the absence of a quorum, (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Stockholder Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Requisite Company Vote at the Company Stockholder Meeting or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent or the Company has determined in good faith, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholders Meeting; provided, however, that the Company Meeting shall not be postponed or adjourned as a result of clause (A) or clause (B) above for a period of more than ten Business Days in the aggregate without the prior written consent of Parent. If the Company Board makes a Company Board Change of Recommendation, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b)            Preparation of Company Proxy Statement. In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement (and no later than 30 days after the date of this Agreement), the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably reflected by the Company). The Company shall use its reasonable best efforts to cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, to (i) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and reasonably cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement (and Parent’s comments thereto shall be reasonably reflected by the Company). Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall promptly: (i) notify Parent of the receipt of any comments or other communications, whether written or oral, from the SEC or the staff of the SEC with respect to the Company Proxy Statement and any request by the SEC or the staff of the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c)            Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

(d)            Fairness Opinion. Promptly after execution of this Agreement, a written copy of the opinions of Barclays Capital, Inc. and Houlihan Lokey Capital, Inc. referenced in Section 3.19 will be delivered to Parent for informational purposes only.

Section 5.05.         Employees; Benefit Plans.

(a)            Salary and Benefits Continuation. During the period commencing at the Effective Time and ending on the date which is the 12 month anniversary of the date of this Agreement (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries) (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with (i) an annual base salary or wage level, in each case, that is no less favorable than the annual base salary or wage level provided by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) annual cash target bonus opportunity and cash commission opportunity (excluding any equity or equity-based compensation) and employee benefits (excluding any defined benefit pension benefits, retiree health and welfare benefits or change in control, transaction or retention bonuses or payments) that are, in the aggregate, substantially comparable to such annual cash target bonus opportunity, cash commission opportunity and employee benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time; provided, that, nothing in this Section 5.05(a) shall require Parent or its Affiliates to provide compensation and benefits in any particular form or under any particular program. Notwithstanding anything provided in this Section 5.05 or otherwise to the contrary, each Company Continuing Employee who, at any time during the Continuation Period, is or becomes covered by a collective bargaining agreement shall solely be provided with compensation, benefits and terms and conditions of employment consistent with the terms of such collective bargaining agreement.

(b)            Severance. Without limiting the generality of Section 5.05(a), any Company Continuing Employee who is terminated other than for cause during the Continuation Period shall be entitled to severance or other termination-related payments or benefits from Parent, the Surviving Corporation or any of their Affiliates, as applicable, in an amount equal to the severance or other termination-related payments or benefits that he or she would have received under the plans, policies or arrangements of the Company or any of its Subsidiaries listed (or, in the case of the Company’s broad-based severance practice, as summarized) on Section 5.05(b) of the Company Disclosure Letter and applicable to such Company Continuing Employee (which shall be maintained in place and honored until the end of the Continuation Period), subject to, in either case, such Company Continuing Employee satisfying any requirements for the receipt of severance under such plan, policy or arrangement.

(c)            Crediting. With respect to any employee benefit plan maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, (A) credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of benefit accrual under any defined benefit pension plan) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan and (B) if applicable, use commercially reasonable efforts to cause to be credited, in any Parent Benefit Plan that is a health plan in which Company Continuing Employees participate, any deductibles or out-of-pocket expenses incurred by such Company Continuing Employees and such Company Continuing Employees’ beneficiaries and dependents during the portion of the calendar year in which such Company Continuing Employees first becomes eligible for the Parent Benefit Plan that occurs prior to such Company Continuing Employees’ commencement of participation in such Parent Benefit Plan with the objective that there be no double counting during the first year of eligibility of such deductibles or out-of-pocket expenses.

(d)            2022 Annual Bonuses. Without limiting the generality of Section 5.05(a), following the Closing, to the extent not paid prior to the Closing, Parent shall, or shall cause the Surviving Corporation or any of their Affiliates to pay bonuses under the annual bonus program for the 2022 performance year in the manner as described in Item 3 of Section 5.01(e) of the Company Disclosure Letter.

(e)            Employees Not Third-Party Beneficiaries. Without limiting the generality of Section 8.08, this Section 5.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.05, express or implied, shall confer upon any Company employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.05. Nothing contained herein or otherwise, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.05 shall not create any right in any Company employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company employee and the Surviving Corporation.

Section 5.06.         Directors’ and Officers’ Indemnification and Insurance.

(a)            Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Governing Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date of this Agreement to the extent disclosed in Section 5.07 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses provisions of the Governing Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)            Insurance. Prior to the Closing, the Company shall: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; provided, further, that in no event will the aggregate premium for such coverage in excess of 300% of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement (which amount is set forth in Section 5.06(b) of the Company Disclosure Letter) (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Company will obtain the greatest coverage available for an aggregate cost not exceeding the Maximum Premium.

(c)            Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.06 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.06 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.06 applies shall be third party beneficiaries of this Section 5.06, each of whom may enforce the provisions of this Section 5.06).

(d)            Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.06. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.07.         Efforts to Consummate; Certain Governmental Matters.

(a)            Subject to the terms and conditions of this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to obtain and to cooperate in obtaining any regulatory approvals required in connection with the execution, delivery or performance of this Agreement and as required to consummate the transactions contemplated hereby. All filing fees required to be paid under the HSR Act and the other Antitrust Laws set forth on Section 6.01(b) of the Company Disclosure Letter, if any, shall be borne by Parent and Merger Sub. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten Business Days after the date hereof or such later date as may be agreed by the parties and shall make as promptly as practicable any other appropriate submissions that may be required under any other Antitrust Law.

(b)            Parent and the Company shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to respond promptly to any inquiries and requests received from the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), the Federal Trade Commission or any other Governmental Entity for additional information or documentation and to all inquiries and requests received from any Governmental Entity in connection with the transactions contemplated hereby.

(c)            In using its “reasonable best efforts” to obtain all regulatory approvals necessary to consummate the transactions contemplated by this Agreement, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, take any and all steps necessary to avoid or eliminate each and every impediment and any proceeding instituted or threatened by a Government Entity or private party, in each case under the HSR Act any other Antitrust Law, that is asserted with respect to the Merger or any other transaction contemplated by this Agreement so as to enable the consummation of the Merger, including (i) to vigorously oppose any such challenge, promptly appeal any adverse decision or Order by a Governmental Entity with respect thereto and litigate any such challenge to a final non appealable Order and (ii) to propose, negotiate, commit to and effect, by consent decree, hold separate Order or otherwise, (w) the sale, divestiture or disposition of any assets, businesses, services, products, product lines, relationships or contractual rights of Parent or the Company (or any of their respective Subsidiaries), (x) behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products, product lines, relationships or contractual rights of Parent or the Company (or any of their respective Subsidiaries), (y) the creation or termination of relationships, ventures, contractual rights or obligations of Parent or the Company (or any of their respective Subsidiaries) and (z) any other action that limits the freedom of action of Parent or the Company (or any of their respective Subsidiaries) with respect to, or its ability to retain, any assets, businesses, services, products, product lines, relationships or contractual rights as may be required or advisable to obtain any clearance under the HSR Act or any other Antitrust Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining Order or other Order in any Legal Action relating to the HSR Act or such other Antitrust Law that would otherwise have the effect of preventing or delaying the consummation of the Merger beyond the End Date; provided that (A) the Company and its Subsidiaries shall not take any such action without Parent’s prior written consent (but shall take any such action at the request of Parent that is expressly conditioned upon the consummation of the transactions contemplated in this Agreement) and (B) neither Parent nor the Company (nor any of their respective Subsidiaries) shall be obligated to take any such action unless the taking of such action is expressly conditioned upon the consummation of the transactions contemplated in this Agreement. Notwithstanding the foregoing, nothing in this Section 5.07 or anything else in this Agreement shall require Parent to (or to cause its Subsidiaries to) propose, negotiate, commit to or effect (i) any sale, divestiture or disposition of all or any part of any Subtitle C (Hazardous Waste) landfill or any landfill regulated by the Quebec Ministry of Environment or the Province of Quebec of Parent or the Company (or any of their respective Subsidiaries) or (ii) actions (including any action referred to in clauses (w)-(z) of the immediately preceding sentence) that would reasonably be expected to, individually or in the aggregate, reduce the aggregate annual revenue of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) after giving effect to the Closing by more than $60 million in total sales (based on total sales for the year ended December 31, 2021) (any such individual or combination of actions, a “Burdensome Condition”).

(d)            Subject to the terms and conditions set forth in this Agreement (including the last sentence of Section 5.07(c) and Section 5.07(j), Parent and Merger Sub and the Company shall use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, or reasonably advisable on its part under this Agreement and applicable Law to satisfy the conditions to Closing, and to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. For the avoidance of doubt, nothing in this Section 5.07 will require any party to waive any condition to such party’s obligation to consummate the transactions contemplated by this Agreement set forth in ARTICLE VI [Conditions].

(e)            Parent and the Merger Sub and the Company each shall, upon request by the other and subject to appropriate confidentiality restrictions, furnish the other with all documentation concerning the Company, Parent and Merger Sub and such other matters as may be necessary or reasonably advisable in connection with any notices, reports, statements, applications or other filings made by or on behalf of Parent and Merger Sub, the Company or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that any such documentation furnished by the parties hereto to one another may be redacted or provided on an “outside counsel only” basis to the extent necessary, either to comply with applicable Law or to protect the confidentiality of information that if furnished would not materially facilitate the other party’s understanding of the status of matters relating to consummation of the transactions contemplated hereby.

(f)            Subject to applicable Law, Parent and Merger Sub, on the one hand, and the Company, on the other hand, each shall keep the other apprised of the status of matters relating to the consummation of the transactions contemplated hereby, including (i) promptly notifying the other of any facts, circumstances or other reason that would prevent the receipt of any regulatory approvals for the timely consummation of transactions contemplated by this Agreement and (ii) promptly furnishing the other with copies of written notices or other material communications received by Parent and Merger Sub, on the one hand, or the Company, on the other hand, as the case may be, from any third party or any Governmental Entity with respect to the transactions contemplated by this Agreement; provided that any such notices furnished by the parties hereto to one another may be redacted or provided on an “outside counsel only” basis to the extent necessary, either to comply with applicable Law or to protect the confidentiality of information that if furnished would not materially facilitate the other party’s understanding of the status of matters relating to consummation of the transactions contemplated hereby. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult and reasonably cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Antitrust Law. Neither Parent or Merger Sub, on the one hand, or the Company, on the other hand, shall permit any of its or their officers or any other representatives or agents to participate in any meeting with any Governmental Entity with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless, to the extent reasonably practicable, such party consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party hereto the opportunity to attend and participate thereat.

(g)            Subject to applicable Law and except as required by any Governmental Entity, none of Parent and Merger Sub or the Company shall (i) agree to extend any waiting period under the HSR Act without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), (ii) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned of delayed) or (iii) enter into or consummate any Contract, business combination or other acquisition that would be reasonably likely to prevent or materially delay the receipt of any regulatory approvals required to consummate the transactions contemplated hereby.

(h)            The parties agree that no party or any of its respective Affiliates shall have any liability whatsoever to any other party arising out of or relating to the failure to obtain any such regulatory approvals (except to the extent that such first party fails to comply with its express representations, warranties or obligations under this Agreement (but in any event subject to Section 7.05) that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract or regulatory approval solely as a result thereof.

(i)             Notwithstanding anything to the contrary herein, in connection with the exercise of any reasonable best efforts or other standard of conduct pursuant to this Agreement, prior to the Closing, none of Parent, Merger Sub, the Company nor any of their respective Affiliates shall be required, in respect of any provision of this Agreement, to pay any fees, expenses or other amounts to any Governmental Entity (other than filing and similar fees) or any party to any Contract (excluding, for the avoidance of doubt, fees and expenses of their respective attorneys and other advisors).

(j)             Parent shall, upon consultation with the Company and in consideration of the Company’s views in good faith, be entitled to direct the defense of this Agreement and the transactions contemplated hereby before any Governmental Entity and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Entities regarding (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act or (ii) obtaining any consent, approval, waiver, clearance, authorization or permission from a Governmental Entity.

Section 5.08.         Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, communication with the press (whether or not for attribution), press conference or conference call with investors or analysts, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance (and in the case of the Company, will implement any reasonable comments of Parent thereto). Notwithstanding the foregoing, the restrictions set forth in this Section 5.08 shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Company Board Change of Recommendation issued or made in compliance with Section 5.03 [No-Shop]; (ii) any other disclosure issued or made in compliance with Section 5.03 [No-Shop]; or (iii) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.08; provided, that no press conference, conference calls or meetings with investors or analysts regarding earnings or financial performance shall be issued or conducted by the Company without Parent’s prior written consent. Nothing in this Section 5.08 shall restrict the Company’s ability to issue press releases in the Ordinary Course of Business that (x) do not concern the Merger or the other transactions contemplated by this Agreement (other than to the extent expressly permitted by this Section 5.08) and (y) do not provide forward-looking earnings guidance regarding the Company.

Section 5.09.         Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.10.         Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 5.11.         Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock and Warrants from Nasdaq and the deregistration of the shares of Company Common Stock and Warrants under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.12.         Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) or otherwise relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall: (a) give Parent a reasonable opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 5.13.         Treatment of Certain Indebtedness. On or prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, cause the administrative agent under the Existing Credit Agreement to furnish to Parent, no later than three (3) Business Days prior to the Closing Date, a draft of the payoff letter with respect to the Existing Credit Agreement (the “Payoff Letter”) in customary form, which Payoff Letter shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties (if any), breakage costs or other amounts then due and payable, in each case, under the Existing Credit Agreement and the related loan documentation (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof and Liens granted in connection therewith on the assets of the Company or any of its Subsidiaries or otherwise on the business of the Company shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the applicable agent under the Existing Credit Agreement, released or customary arrangements for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar indebtedness. Parent shall provide all funds required to repay the Existing Credit Agreement pursuant to the Payoff Letter on the Closing Date.

Section 5.14.         Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.15.         Resignations. At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 5.16.         Financing Cooperation. From the date of this Agreement to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, the Company shall use its commercially reasonable efforts to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist Parent or Merger Sub as is customary and reasonably requested by Parent or Merger Sub in connection with any financing of the transactions contemplated hereby.

Section 5.17.         Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, assurances or other instruments and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.18.         Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)            any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (other than such communications contemplated in Section 5.07 [Efforts to Consummate; Certain Governmental Matters], which shall be governed by such Section);

(b)            any Legal Actions commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(c)            any fact, event or circumstance that could reasonably be expected to result in a failure of any condition to the other party’s obligation to consummate the Closing (without reference to notice requirements or cure periods);

provided that the delivery of any notice pursuant to this Section 5.18 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VI
Conditions

Section 6.01.         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a)            Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b)            Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws and as set forth on Section 6.01(b) of the Company Disclosure Letter.

(c)            No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement (each, a “Legal Restraint”).

Section 6.02.         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01 [Organization; Standing and Power], Section 3.02 [Capital Structure], Section 3.03(a) [Authority], Section 3.03(b)(i) [Non-Contravention], Section 3.03(d) [Board Approval], Section 3.03(e) [Anti-Takeover Statutes], Section 3.05(a) [Absence of Certain Changes or Events], Section 3.10 [Brokers’ and Finders’ Fees] and Section 3.19 [Fairness Opinion]) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02 [Capital Structure] shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct (other than de minimis inaccuracies) as of that date); and (iii) the representations and warranties contained in Section 3.01 [Organization; Standing and Power], Section 3.03(a) [Authority], Section 3.03(b)(i) [Non-Contravention], Section 3.03(d) [Board Approval], Section 3.03(e) [Anti-Takeover Statutes], Section 3.05(a) [Absence of Certain Changes or Events], Section 3.10 [Brokers’ and Finders’ Fees] and Section 3.19 [Fairness Opinion] shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)            Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)            Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)            Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c).

(e)            Burdensome Conditions. The closing condition in Section 6.01(b) and Section 6.01(c) shall have been satisfied without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at Closing) and no Action by any Governmental Entity seeking to impose a Burdensome Condition shall be pending.

Section 6.03.         Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date); except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)            Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)            Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

ARTICLE VII
Termination, Amendment, and Waiver

Section 7.01.         Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, and the Company, each by action of its Board of Directors or the duly authorized designee thereof.

Section 7.02.         Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote):

(a)            if the Merger has not been consummated on or before August 8, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has caused or resulted in the failure of the Merger to be consummated on or before the End Date;

(b)            if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Legal Restraint, and such Legal Restraint shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has caused or resulted in the issuance, promulgation, enforcement, or entry of any such Legal Restraint;

(c)            if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03.         Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a)            If a Company Board Change of Recommendation shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Alternative Acquisition Agreement;

(b)            if there has been a material Willful Breach of Section 5.03; or

(c)            if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) [Conditions to Obligations of Parent and Merger Sub—Representations and Warranties] or Section 6.02(b) [Conditions to Obligations of Parent and Merger Sub—Performance of Covenants], as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if curable, Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03(c) and the Company fails to cure such breach during such period; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(c) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.01 [Conditions to Each Party’s Obligation to Effect the Merger] or Section 6.03 [Conditions to Obligations of the Company] not to be satisfied.

Section 7.04.         Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a)            if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to compliance with the applicable terms and conditions of this Agreement, including Section 5.03 [No-Shop], to enter into an Alternative Acquisition Agreement in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b) [Fees and Expenses Following Termination] in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Alternative Acquisition Agreement; or

(b)            if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) [Conditions to Obligations of the Company—Representations and Warranties] or Section 6.03(b) [Conditions to Obligations of the Company—Performance of Covenants], as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if curable, the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b) and Parent or Merger Sub fails to cure such breach during such period; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02 [Conditions to Obligations of Parent and Merger Sub] or Section 6.03 [Conditions to Obligations of the Company] not to be satisfied.

Section 7.05.        Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01 [Termination by Mutual Consent]) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party (the date of such termination, the “Termination Date”). If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to this Section 7.05, Section 7.06 [Fees and Expenses Following Termination], and ARTICLE VIII [Miscellaneous] (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the Willful Breach by another party.

Section 7.06.         Fees and Expenses Following Termination.

(a)            If this Agreement is terminated by Parent pursuant to Section 7.03(a) or Section 7.03(b), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b)            If this Agreement is terminated by the Company pursuant to Section 7.04(a) [Alternative Acquisition Agreement in Respect of Superior Proposal], then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c)            If this Agreement is terminated by the Company or Parent pursuant to (A) Section 7.02(a) [End Date] and provided, that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) at least five Business Days prior to the End Date, (B) Section 7.02(c) [No Company Stockholder Approval] or (C) Section 7.03(c), and (1) prior to such termination, a Takeover Proposal shall have been publicly disclosed and not publicly withdrawn at least five Business Days prior to the Company Stockholders Meeting, and (2) within 12 months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to 20% shall be deemed to be references to “more than 50%” instead).

(d)            If this Agreement is terminated by Parent or the Company pursuant to (x) Section 7.02(b) [Legal Restraint] and the applicable Legal Restraint giving rise to such termination right is issued under or pursuant to any Antitrust Law or (y) Section 7.02(a) [End Date] and, in either case of clause (x) or (y), on the Termination Date the only conditions to closing set forth in Section 6.01 [Conditions to Each Party’s Obligation to Effect the Merger] or Section 6.02 [Conditions to Obligations of Parent and Merger Sub] that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing which conditions would be satisfied at the Closing if the Closing Date were on the Termination Date) are the conditions set forth in Section 6.01(b) [Regulatory Approvals] (with respect to an approval required under Antitrust Law), Section 6.01(c) [No Injunctions, Restraints, or Illegality] (but only if the applicable Legal Restraint causing such condition not to be satisfied is issued under or pursuant to any Antitrust Law) or Section 6.02(e) [Burdensome Condition] (with respect to an approval required under Antitrust Law), within five Business Days of the Termination Date, Parent shall pay to the Company 50% of the reasonable, documented out-of-pocket expenses actually incurred by the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement up to $5,000,000 (i.e., Parent’s reimbursement shall not exceed $2,500,000).

(e)            Each of the Company, Parent and Merger Sub acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger) and not a penalty, and that, without such provisions, the other parties would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that the right to receive the Termination Fee and/or any expense reimbursement under this Agreement shall not limit or otherwise affect Parent’s, Merger Sub’s or the Company’s right to specific performance as provided in Section 8.12 [Specific Performance].

(f)            The parties acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(g)            Except as expressly set forth in Section 5.07 (Efforts to Consummate; Certain Governmental Matters) and this Section 7.06, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees and expenses.

Section 7.07.         Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) Section 5.02(b) [Confidentiality].

Section 7.08.         Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.

Section 7.09.         Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior to subsequent breach of the same or any other provision hereunder.

ARTICLE VIII
Miscellaneous

Section 8.01.         Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.03(d)(ii).

“Antitrust Division” has the meaning set forth in Section 5.07(b).

“Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Cash-Out Option” has the meaning set forth in Section 2.07(a)(i).

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2021 filed with the SEC by the Company in the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2021.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.05(a).

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option, RSU, PSU or a Company Restricted Share granted under one of the Company Stock Plans, as the case may be.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all agreements under which (a) the Company or any of its Subsidiaries has been granted a license or covenant not to be sued under any material Intellectual Property owned by a third party (excluding any agreement for off the shelf or commercially available software with an annual fee of less than $200,000) or (b) the Company or any of its Subsidiaries has granted a license to a third party to use, or a covenant not to be sued under, any material Company-Owned IP (other than non-exclusive licenses granted expressly or implicitly by the Company or any Subsidiary to customers in the Ordinary Course of Business).

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the condition, results of operations or business of the Company and its Subsidiaries, taken as a whole; provided, however, that, a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions, in each case in which the Company has material operations; (ii) the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof; (v) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), or any Law issued by a Governmental Entity providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any worsening of such conditions; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso) or (ix) actions taken as expressly required by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of any action required by this Agreement); provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.17.

“Company Restricted Share” means a restricted share of Company Common Stock granted pursuant to a Company Stock Plan.

“Company SEC Documents” has the meaning set forth in Section 3.01.

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Stock Option” means a stock option granted pursuant to a Company Stock Plan.

“Company Stock Plans” means the following plans, in each case as amended and/or restated from time to time: the Company’s Omnibus Incentive Plan, the Company’s 2018 Equity and Incentive Compensation Plan and the Company’s 2008 Stock Option Incentive Plan.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Continuation Period” has the meaning set forth in Section 5.05(a).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID Action” means any actions that the Company or its Subsidiaries reasonably determine are necessary or prudent for the Company or its Subsidiaries to take in connection with any “shelter-in-place” or any other applicable Law or directive, issued or promulgated by a Governmental Entity in response to the COVID-19 pandemic or any mutation of the SARS-CoV-2 virus.

“Data Room” has the meaning set forth in Section 8.14.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species or, with respect to exposure to Hazardous Substances, human health or safety; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state and local analogs): any applicable Laws of the U.S. Nuclear Regulatory Commission; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. Seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. Seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. Seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. Seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.

“Environmental Permits” means all Permits required under Environmental Laws for the operation of the business of the Company and its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of the Company means any other entity that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Existing Credit Agreement” means that certain Credit Agreement, dated April 18, 2017, as amended, by and among the Company, the lenders referred to therein, Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, Bank of America, N.A., as issuing lender, Bank of America, N.A., as syndication agent, and Bank of Montreal, PNC Bank, National Association and U.S. Bank National Association, as co-documentation agents, and the other parties thereto.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Foreign Direct Investment Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict, regulate or screen foreign direct investments into such jurisdiction or country, including the UK National Security and Investment Act 2021.

“GAAP” means the U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case, as of the time of the relevant financial statements referred to herein.

“Governing Documents” means the certificates of incorporation, certificates of formation, certificates of registration, articles, bylaws, limited liability company agreements or other organizational documents (including stockholders agreements and similar Contracts) of the applicable entity.

“Government Contract” means any Contract with any Governmental Authority, including any bid, quote, or offer for such Government Contract, and all service orders, purchase orders, delivery orders or task orders under such Government Contracts, each of which is a separate Government Contract and (ii) any Contract or subcontract (at any tier) with any other Person that arises under or pursuant to, or relates to such other Person’s prime contract or subcontract under, a Government Contract.

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Group” has the meaning as used in Section 13 of the Exchange Act.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.06(a).

“Intellectual Property” means any and all intellectual property and related proprietary rights arising pursuant to the Laws of any jurisdiction throughout the world including rights in all of the following,: (a) trademarks, service marks, trade names, logos, trade dress and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) works of authorship and copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) inventions and improvements, patents and patent applications (including divisions, continuations, continuations in part and renewal applications), and any renewals, reexaminations, substitutions, extensions or reissues thereof; (e) internet domain name registrations; (f) moral rights, data and database rights, design rights, industrial property rights, publicity rights and privacy rights; and (g) computer software.

“Intervening Event” means, with respect to the Company, any material event, circumstance, change, effect, development, or condition occurring or arising after the date of this Agreement that was not known to, nor reasonably foreseeable by, any member of the Company Board, as of or prior to the date of this Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); or (b) any change in the price, or change in trading volume, of the Company Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company’s Disclosure Letter after reasonable inquiry; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of Jon Vander Ark, Brian DelGhiaccio and Catharine Ellingsen after reasonable inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Legal Restraint” has the meaning set forth in Section 6.01(c).

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, licenses, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.06(b).

“MEPP Liability” has the meaning set forth in Section 3.12(d).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” has the meaning set forth in Section 3.03(c).

“Order” has the meaning set forth in Section 3.09.

“Ordinary Course of Business” means any action taken by a Person if such action is taken in the ordinary course of such Person’s business in a manner consistent with such Person’s past custom or practice in light of the circumstances prevailing at the time of such action.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.05(c).

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means (a) statutory liens securing payments not yet due or delinquent (or which may be paid without interest or penalties) arising or incurred in the Ordinary Course of Business that do not, in each case, materially affect the use, occupancy, marketability or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (b) with respect to real property, such imperfections or irregularities of title, charges, easements, rights of way, covenants and other restrictions or encumbrances that do not, in each case, materially affect the use, occupancy, marketability or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (c) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP on the Company Balance Sheet, (d) pledges or deposits made in the Ordinary Course of Business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (e) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the Ordinary Course of Business for amounts not yet past due or delinquent arising or incurred in the Ordinary Course of Business that do not, in each case, materially affect the use, occupancy, marketability or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (f) Liens, mortgages, or deeds of trust, security interests or other encumbrances on title related to the Existing Credit Agreement (which will be released at the Closing).

“Person” means any individual, corporation (including not-for-profit), limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” information that constitutes “personal information” or equivalent terms under applicable Laws relating to the privacy, security or processing of Personal Information.

“Privacy and Data Security Obligations” means all applicable Laws, contractual obligations and privacy policies relating to the privacy, security or processing of Personal Information.

“PSU” means a performance share unit or performance stock unit granted pursuant to a Company Stock Plan.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“RSU” means a restricted share unit or restricted stock unit granted pursuant to a Company Stock Plan.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. For purposes of this Agreement, the Subsidiaries of the Company shall include any entity listed on Section 3.01(c)(i) and Section 3.01(c)(ii) of the Company Disclosure Letter (and each of its Subsidiaries).

“Superior Proposal” means a bona fide, unsolicited written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “20% or more” shall be “more than 50%”) that provides greater value to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations (including any break-up fees, expense reimbursement provisions and conditions to consummation); (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including, for each of (a) through (d), all relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition (including through the acquisition of Company Securities or Company Subsidiary Securities) of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries) equal to 20% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 20% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own, directly or indirectly, 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes filed with Governmental Entity responsible for, administering, assessing and collecting Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 7.05.

“Termination Fee” means $46,253,000.

“Third Party” shall mean any Person or group other than Parent, Merger Sub, the Company and their respective Subsidiaries.

“Top Customers” means the top customers of the Company and its subsidiaries generating $10,000,000 or more in revenue during fiscal year 2021, in each case, as listed in Section 3.15(a)(x) of the Company Disclosure Letter.

“Top Vendor” means the top vendors of the Company and its subsidiaries to which the Company and its subsidiaries paid $8,000,000 or more during fiscal year 2021, in each case, as listed in Section 3.15(a)(xi) of the Company Disclosure Letter.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 3.02(c).

“Warrant Agreement” has the meaning set forth in Section 2.08.

“Warrants” has the meaning set forth in Section 2.08.

“Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act (including acts or failures to act by a party’s Representative at the direction of the party) would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

Section 8.02.         Interpretation; Construction.

(a)            The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; provided, that with respect to any Contract listed on any Schedule hereto, all such amendments, modifications, supplements, extensions or renewals must also be listed in the appropriate schedule (except for purchase orders and invoices imposing no obligations on the Company other than customary payment or delivery terms); and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to a person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. References to “days” shall mean “calendar days” unless expressly stated otherwise. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b)            The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03.         Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.04.         Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.06 [Notices] or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.04; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.05.         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.05.

Section 8.06.         Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (provided that the sender does not receive an automatic bounce-back of non-delivery); or (d) on the fifth Business Day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.06):

If to Parent, Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:	Republic Services, Inc. 18500 N. Allied Way Phoenix, AZ 85054 Attention: Catharine Ellingsen, Chief Legal Officer Email: CEllingsen@republicservices.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017
	Attention:	Marc O. Williams
Brian Wolfe
	Email:	marc.williams@davispolk.com
brian.wolfe@davispolk.com

If to the Company, prior to the Effective Time, to:	US Ecology, Inc. 101 S. Capitol Blvd., Suite 1000 Boise, Idaho 83702 Attention: Wayne Ipsen, General Counsel Email: wayne.ipsen@usecology.com

with a copy (which will not constitute notice to the Company) to:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104
	Attention:	Stephen Leitzell
Michael Darby
	Email:	stephen.leitzell@dechert.com;
michael.darby@dechert.com

Section 8.07.         Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.08.         No Third-Party Beneficiaries. Except (a) if the Effective Time occurs, the right of the holders of the Company Common Stock to receive the Merger Consideration, (b) as provided in Section 5.06 [Directors’ and Officers’ Indemnification and Insurance] (which shall be to the benefit of the Persons referred to in such section and (c) subject to Section 7.05 [Notice of Termination; Effect of Termination], for the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefit of the transaction to the Company’s stockholders) in the event of Buyer or Merger Sub’s breach of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09.         Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.10.         Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder.

Section 8.11.         Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.12.         Specific Performance.

(a)            The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any valid termination of this Agreement.

(b)            Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.13.         Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.14.         Deliveries. Parent and Merger Sub agree and acknowledge that all documents or other items delivered to Parent, Merger Sub, their Affiliates or any of their respective Representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the Datasite virtual data sites made available by the Company labeled “Project Dempsey” and “Project Dempsey Clean Room” (together, the “Data Room”) prior to 4 p.m., New York time, on the date of this Agreement shall be deemed to have been delivered, provided or made available to Parent, Merger Sub, their Affiliates or any of their respective Representatives.

Section 8.15.         Disclosure Letters. The inclusion of any information in the Disclosure Letters will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Letters, that such information is required to be listed in such Disclosure Letters or that such information is material to any party or the conduct of the business of any party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

US ECOLOGY, INC.

By	/s/ Jeffrey R. Feeler
Name:	Jeffrey R. Feeler
Title:	President & Chief Executive Officer

REPUBLIC SERVICES, INC.

By	/s/ Jon Vander Ark
Name:	Jon Vander Ark
Title:	President & Chief Executive Officer

BRONCO ACQUISTION CORP.

By	/s/ Catharine D. Ellingsen
Name:	Catharine D. Ellingsen
Title:	Secretary

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